Exhibit 10.1
EXECUTION COPY
BLOCKED SPACE AGREEMENT
Between
Polar Air Cargo Worldwide, Inc.
and
DHL Network Operations (USA), Inc.
DATED JUNE 28, 2007
[*] = Portions of this exhibit have been omitted pursuant to a Confidential Treatment Request. An unredacted version of this exhibit has been filed separately with the Commission.

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BLOCKED SPACE AGREEMENT
     This Blocked Space Agreement (the “Agreement”) dated as of June 28, 2007, is between Polar Air Cargo Worldwide, Inc., a Delaware corporation (“Company”) and DHL Network Operations (USA), Inc., an Ohio corporation (“DHL”) (each a “Party” and together, the “Parties”).
     WHEREAS, Company is a U.S.-certificated airline operating scheduled air cargo transportation services, including services between points of origin and points of destination of interest to DHL in the U.S. and Asia; and
     WHEREAS, DHL is a licensed freight forwarder and express delivery services provider and desires to obtain space for its shipments on services operated by Company, in particular on those Company services between points of origin and points of destination of interest to DHL in the U.S. and Asia;
     WHEREAS, Company is willing to supply air cargo space to DHL on Company’s U.S.-Asia and other scheduled services in accordance with the terms and conditions set forth herein;
     NOW, THEREFORE, in consideration of the promises, mutual covenants and agreements set forth herein, and other good and valuable consideration, the legal sufficiency of which is hereby acknowledged, the Parties hereby agree as follows:
1. Definitions and Rules of Construction
1.1 Definitions
     As used in this Agreement, the terms set forth in Attachment 1.1 shall have the meanings ascribed to them therein. In addition to the terms defined in Attachment 1.1, certain other terms are defined elsewhere in this Agreement and, whenever such terms are used in this Agreement, they have their respective defined meanings.
     Technical and trade terms not otherwise defined herein shall have the meanings assigned to them as generally accepted in the United States air cargo industry. All monetary amounts contained in this Agreement refer to United States dollars.
1.2 Rules of Construction
     The following rules of construction apply to this Agreement:
(a)	the singular includes the plural and the plural includes the singular;

(b)	“or” is not exclusive and “include” and “including” are not limiting;

(c)	“hereby”, “herein”, “hereof”, “hereunder”, “the Agreement”, “this Agreement”, or any like words refer to this Agreement;

(d)	a reference to Applicable Law includes any amendment or modification to such Applicable Law after the date hereof, and any rules or regulations issued thereunder or any Applicable Law enacted in substitution or replacement therefore;

(e)	a reference to a Person includes its permitted successors and assigns;

(f)	a reference to a Section, Exhibit, Attachment, Appendix or Schedule without further reference is to the relevant Section, Exhibit, Attachment, Appendix or Schedule of this Agreement;

(g)	any right may be exercised at any time and from time to time unless specified otherwise herein;

(h)	all obligations are continuing obligations unless specified otherwise herein;

(i)	all Attachments to this Agreement shall have the same force and effect as if set out in full herein;

(j)	the captions, headings, and arrangements of the Sections, and portions thereof are for convenience only and shall not affect, limit or amplify the provisions of this Agreement; and

(k)	unless the context dictates otherwise, throughout this Agreement references to DHL Material shall include Additional DHL Material.
2. Service Parameters and Blocked Space Commitments
2.1	Core Network
     As of the BSA Commencement Date, Company shall operate, or arrange to operate, a series of scheduled air cargo flights between and among the points specified in Attachment 2.1 (the “Core Network”).
2.2	Schedule, Core Service
     Company agrees to operate flights within the Core Network over routings on specified days of the week (the “Flights”) in accordance with the timetable set forth in Attachment 2.1 (the “Schedule”). The Schedule shall be adjusted periodically by mutual agreement in order to take into account seasonal weather and wind variability. Each of the Schedule’s origin-destination services on which capacity is to be blocked pursuant to Section 2.3 below shall be deemed a core service (“Core Service”).
2.3 Blocked Space
     DHL shall reserve and Company shall allocate to DHL, air cargo capacity on each of the Core Services comprising the Core Network by day of week, ULD type and ULD position in accordance with Attachment 2.3 (the “DHL Blocked Space”).

2.4	Blocked Space Rates and Blocked Space Fee
     The rates to be paid by DHL for the DHL Blocked Space (the “Blocked Space Rates”) shall be agreed upon not less than thirty (30) days prior to the BSA Commencement Date and set forth in Attachment 2.4(a). The Blocked Space Rates shall be adjusted periodically as agreed by the Parties after taking into consideration inflation and other fees, charges or levies not in force or anticipated by the Parties as of the date hereof; [*].
     The Blocked Space Fee, as provided for in Section 3.1, shall be calculated by utilizing the applicable Blocked Space Rate in the formula set forth in Section 3 of this Agreement. The Blocked Space Fee also shall include any surcharges (including security surcharges and fuel surcharges, calculated as set forth in Attachment 2.4(b)) and other fees applicable at the time.
2.5	Air Transportation Services and Alternative Air Transportation Services
     Subject to Applicable Law and the terms of this Agreement, until such time as DHL relinquishes DHL Blocked Space pursuant to Section 2.7.1 of this Agreement, Company shall reserve the DHL Blocked Space for DHL Material exclusively. So long as tendered DHL Material falls within the capacity parameters of the DHL Blocked Space, Company shall transport all such DHL Material on the intended Core Services of the Core Network (collectively, the “Air Transportation Services”). Without limiting any of DHL’s rights herein, in the event that any DHL Material is tendered for transportation and is not transported by Company on its originally intended Flight, Company shall transport, or arrange for the transport of, such DHL Material to its original intended destination within twenty-four (24) hours of the originally scheduled arrival time without additional charge to DHL (the “Alternative Air Transportation Services”). It is understood by the Parties that, at its sole discretion, DHL may recover any DHL Material (including Additional DHL Material) tendered for transportation by the Company and arrange for the transport of such DHL Material. To the extent that DHL recovers any such DHL Material (including Additional DHL Material) and the Flight on which such material was intended to be transported nevertheless operates as scheduled, DHL shall pay any Blocked Space Fees for such DHL Material as if it had in fact been transported.
     As described more fully in Attachment 2.9.2 of this Agreement, Company shall have developed and shall maintain a contingency plan (“Contingency Plan”), approved by DHL, for each point of origin and point of destination comprising the Core Network, one purpose of which is to provide for the availability of Alternative Air Transportation Services.
2.6	Priority
     DHL Material tendered to Company for transportation on the Core Services comprising the Core Network and within the limits of the DHL Blocked Space shall have the highest priority of all material tendered to Company for transportation on such Core Services, and shall not be displaced by any other material tendered for transportation by other Company customers under any circumstances without the written consent of DHL.
     All DHL Material shall have the same level of priority as against other DHL Material unless Company is otherwise instructed in writing by DHL.

2.7 Flexibility
2.7.1	DHL shall have the right to adjust the DHL Blocked Space as provided below and without financial charge or penalty, provided, however, that the DHL Blocked Space shall not fall below the Annual Minimum Volume Guarantee as set forth in Section 2.7.4 of this Agreement.
2.7.1.1	Seasonal Adjustments. DHL shall have the right to adjust the DHL Blocked Space on a seasonal basis, as defined by the International Air Transport Association (“IATA”) summer and winter season periods, [*] before the IATA seasonal schedule change, provided, however, that such adjustment shall not exceed [*] of the then current DHL Blocked Space for a particular Core Service.

2.7.1.2	Adjustments within an IATA Season. DHL shall have the right to make the following adjustments to the DHL Blocked Space within an IATA season:
(a)	Monthly Adjustments. DHL shall have the right to adjust the DHL Blocked Space upwards or downwards by up to [*] of the then current DHL Blocked Space for a particular Core Service on or before the [*] day of the preceding month.

(b)	Daily Adjustments — Not Less Than [*] Before the Scheduled Time of Departure. DHL shall have the right to adjust upwards or downwards the DHL Blocked Space by [*] on a daily basis not less than [*] before the intended departure.

(c)	Daily Adjustments — Between [*] and [*] Before the Scheduled Time of Departure. DHL shall have the right to adjust upwards or downwards the DHL Blocked Space by up to [*] on a daily basis between [*] and [*] before the intended departure.
2.7.1.3	In the event of an adjustment to the DHL Blocked Space as described above, Company shall confirm the adjustment of the DHL Blocked Space and shall take reasonably necessary actions to ensure that, in the case of a DHL Blocked Space increase, other Company customers are vacated from that space or accommodated within other non-DHL Blocked Space, or in the case of a DHL Blocked Space decrease, Company will use its commercially reasonable efforts to attract customers to fill the vacated DHL Blocked Space.

2.7.1.4	Holiday Period Reduction. Twice per year, not less than [*] preceding the IATA seasonal schedule change, DHL shall notify Company in writing of all holiday-related reductions and cancellations for the upcoming IATA season. DHL may request up to [*] of its then current DHL Blocked Space for holiday-related reductions or cancellations per IATA season and per Core Service without penalty.
2.7.2	DHL shall have the right, subject to capacity availability, to tender DHL Material for transportation on the Core Services in excess of the DHL Blocked Space (“Additional DHL Material”). To the extent possible and at the discretion of Company, Company shall provide Air Transportation Services, or Alternative Transportation Services, for such Additional DHL Material. As set forth more fully in Section 3 of this Agreement, DHL shall compensate Company for the transport of Additional DHL Material at the Blocked Space Rates.

2.7.3	DHL may, from time to time, propose to Company additions, modifications and subtractions of Core Services from the Core Network within the full scope of the Company’s regulatory and operating capabilities. In such event, the Parties shall negotiate such changes, including additions or changes to the Blocked Space Rates in connection therewith, in good faith, to reach agreement. To the extent that the Parties agree to modifications, additions or subtractions to the Core Services, the Annual Minimum Volume Guarantee shall be adjusted accordingly.

2.7.4	Annual Minimum Volume Guarantee. Notwithstanding any other provision in this Agreement, the DHL Blocked Space shall not be reduced by more than [*] of the DHL Blocked Space on a year-to-year basis on any Core Service (the “Annual Minimum Volume Guarantee”).
If the DHL Blocked Space falls below the Annual Minimum Volume Guarantee for any Core Service during any Annual Reconciliation period, DHL shall nevertheless pay for the DHL Blocked Space up to the level of the Annual Minimum Volume Guarantee at the Blocked Space Rates (including applicable surcharges and fees at the time) set forth herein as if it had utilized such DHL Blocked Space. Any amounts owed by DHL to Company pursuant to this Section 2.7.4 shall be calculated and reconciled as part of the Annual Reconciliation set forth in Section 4.5 of this Agreement.
2.8 Performance Standards
2.8.1	Company hereby acknowledges that the on-time performance of the Core Services comprising the Core Network is critical to DHL’s business as a freight forwarder and as an express delivery services provider. Accordingly, Company shall use its commercial best efforts to operate the Core Services according to the strict timetables established in the Schedule and the performance standards set forth below.

2.8.2	The actual time of departure (“ATD”) versus the scheduled time of departure (“STD”) of each Core Service shall be recorded and measured against the departure criteria as set forth below in Sections 2.8.3 and 2.8.4. The actual time of arrival (“ATA”) versus the scheduled time of arrival (“STA”) of each Core Service shall be recorded and measured against the arrival criteria as set forth below in Section 2.8.5. The period of measurement shall be each consecutive four (4) week period beginning as of the BSA Commencement Date (each a “Measurement Period”). Company’s performance against the criteria set forth in Sections 2.8.3, 2.8.4 and 2.8.5 shall be reported in a standard reporting format the form of which will be agreed by the Parties and similar to Attachment 2.8.2 (the “Performance Report”).

2.8.3	Departure Criteria for ACMI Services. The “Departure Criteria for ACMI Services” are the following standards against which Flight delays within the control of Company (or its subcontractor) are measured. For each Core Service, the ATD shall be within [*] of the STD in order to be reported as “on-time.” The Departure Criteria for ACMI Services shall require that: (1) as of the BSA Commencement Date, [*] of all Core Services in each Measurement Period be reported as “on-time”; (2) as of the date six months following the BSA Commencement Date, [*] of all Core Services in each Measurement Period be reported as “on-time”; and (3) as of the date one year following the BSA Commencement Date, [*] of all Core Services in each Measurement Period be reported as “on-time.”
All Flight delays within the control of Company (or its subcontractor) shall be taken into account in measuring Company’s performance against the Departure Criteria for ACMI Services. For purposes of this calculation, Flights that have been delayed because of factors not within the Control of Company (or its subcontractor) shall be considered to be “on-time.” Flight delays deemed to be within the control of Company (or its subcontractor) are set forth in Attachment 2.8.3.
The above target percentages for Departure Criteria for ACMI Services are to be confirmed by Company for the initial Schedule and each Schedule change thereafter.
2.8.4	Departure Criteria for Network Services. The “Departure Criteria for Network Services” are the following standards against which all Flight delays within the Core Network are measured. For each Core Service, the ATD shall be within [*] of the STD in order to be reported as “on-time.” The Departure Criteria for Network Services shall require that, for each Measurement Period on and after the BSA Commencement Date, [*] of all Core Services must be reported as “on-time.”
All Flight delays, regardless of cause shall be taken into account in measuring Company performance against the Departure Criteria for Network Services.
The above target percentage for Departure Criteria for Network Services is to be confirmed by Company for the initial Schedule and each Schedule change thereafter.

2.8.5	Arrival Criteria for Network Services. For each Core Service and for each day of the week DHL shall specify the STA, a “Level 1 Arrival Time” and a “Level 2 Arrival Time” to be set forth in a form to be agreed by the Parties and similar to Attachment 2.8.5. Generally speaking and by way of explanation, Flights that arrive prior to a Level 1 Arrival Time normally would allow the DHL Material transported on such Flight to be processed and meet onward connection and delivery commitments. Conversely, Flights that arrive after a Level 2 Arrival Time normally would not allow the DHL Material transported on such Flight to be processed and meet onward connection and delivery commitments.
Level 1 and Level 2 Arrival Times may vary by day of week even within the same Core Service reflecting the fact that time-sensitive DHL Core Material is not transported every day of the week.
The ATA of each Core Service shall be measured and reported according to the following definitions:
• [*];
• [*];
• [*];
• [*]; and
• [*].
For each Measurement Period, [*] of all Core Services must be reported as achieving “On-time Level 1 Arrival” or better, with said target percentage to be confirmed by Company for the initial Schedule and each Schedule change thereafter.
For each Measurement Period, no more than [*] of all Core Services may be reported as “Full Service Failure” and/or “Cancelled”, with said target percentage to be confirmed by Company for the initial Schedule and each Schedule change thereafter.
All Flight delays, regardless of cause, shall be taken into account in measuring Company performance against the Arrival Criteria for Network Services.
All of the above, collectively, are the “Arrival Criteria for Network Services”.
2.8.6	Ground Handling Responsibilities.
Company shall be responsible for arranging for ground handling services at the airports specified in the Schedule, including arranging for the following services: (i) ramp positioning and repositioning of aircraft; (ii) aircraft pushback;

(iii) loading and unloading; (iv) ramp transport of staff and crew (v) presentation of tendered DHL Material; (vi) fueling; (vii) cleaning; (viii) deicing; (ix) aircraft weight and balance, and any other services that may be agreed between the Company and DHL. Company may perform these services itself or procure the services of a third party ground handler, including an Affiliate of DHL.
Ground handling performance criteria (the “Ground Handling Criteria”), including performance windows for loading and unloading of aircraft but also including, without limitation, positioning of aircraft, preparation of appropriate documentation and handover to aircraft crew, etc., shall be as specified in each MOP (as defined in Section 2.9.2), for each point of origin and point of destination comprising the Core Network. Ground Handling delay codes are set forth in Attachment 2.8.3. Company’s ground handling performance shall be measured for each Measurement Period and reported in each Performance Report in the aggregate and by location.
2.8.7	Consequences of failure to meet Departure Criteria for ACMI Services, Departure Criteria for Network Services or Arrival Criteria for Network Services.
2.8.7.1	If Company fails to meet either the Departure Criteria for ACMI Services, Departure Criteria for Network Services, the Arrival Criteria for Network Services or the Ground Handling Criteria for any single Measurement Period, then such fact shall be reported to the Operations Council (as defined in Section 7.2) for development of an Action Plan (as defined in Section 7.2), and thereafter shall follow the management escalation procedure set forth in Section 7 of this Agreement (the “Management Escalation Procedure”).

2.8.7.2	If Company fails to meet the Departure Criteria for ACMI Services for any three (3) consecutive Measurement Periods, then such fact shall constitute an Event of Default under this Agreement.

2.8.7.3	If Company fails to meet the Departure Criteria for ACMI Services, when averaged over any thirteen (13) consecutive Measurement Periods, then such fact shall constitute an Event of Default under this Agreement. This Section 2.8.7.3 shall not take effect until after the thirteenth (13th) Measurement Period following the BSA Commencement Date.

2.8.7.4	Following an Event of Default by the Company pursuant to Section 2.8.7.2 or Section 2.8.7.3 hereof, DHL shall have the right to terminate this Agreement pursuant to Section 5.2 which right shall be effective for a period of one hundred and eighty days (180) days following the end of the final Measurement Period that led to such Event of Default. If no Event of Default is declared by DHL during such period, then such Event of Default shall be deemed to be no longer in effect and continuing; provided, however, that such right of termination shall not be exercisable if (i) a Section 2.8.7.2 Dispute or Section 2.8.7.3 Dispute, as applicable, has been referred to the Management Escalation Procedure and the outcome of such procedure, including the arbitration procedures set forth in Section 7.4, is still pending, or (ii) the terms of an Action Plan or an alternative Action Plan in effect have not come to a final conclusion; provided, further, that in connection with clauses (i) and (ii) the 180-day period shall be suspended during such time, but such 180-day period shall resume if the Management Escalation Procedure, including arbitration thereunder, determines that an Event of Default did occur. DHL shall have the right to terminate this Agreement until the later of (a) the end of such resumed 180-day period and (b) the 90th day following the final determination of such Management Escalation Procedure, including arbitration thereunder (if no Event of Default is declared by DHL during such period, then such Event of Default shall be deemed to be no longer in effect and continuing). If DHL elects to terminate this Agreement pursuant to Section 5.2, it shall provide sixty (60) days notice or other notice period as may be mutually agreed by the Parties in writing prior to such termination.
2.9 Operations
2.9.1	Operational Standards and Procedures. DHL shall comply with the Company’s operational manuals, processes and procedures. DHL shall ensure that the DHL Material tendered to the Company complies with all Applicable Laws as noted in Section 7 hereof. Company shall take all commercially reasonable steps necessary to ensure that its operational standards align with those of DHL in relation to DHL Material. This shall include DHL’s standards relating to the matters specified in Sections 2.9.1.1 and 2.9.1.2. From and after the BSA Commencement Date, Company will provide to DHL information reasonably satisfactory to DHL with respect to the matters specified in Section 2.9.1.3:
2.9.1.1	Ground Handling, i.e., conformity to the MOP, the tender of material, dangerous goods handling, the handling of containers and other equipment, and ramp personnel procedures and training.

2.9.1.2	Equipment, i.e., container type, use, design, procurement, numbering, reporting and track-and-trace.

2.9.1.3	Data Capture and Reporting, i.e., aircraft and container movements, loading, weight and balance, billing, airway bills, accounting, fuel burn, messaging, coding, track-and-trace, performance and dangerous goods documentation.

2.9.2	Master Operating Plans. Following the date hereof, but prior to the BSA Commencement Date, Company shall establish a Master Operating Plan (“MOP”) satisfactory to DHL for each point of origin and point of destination in the Core Network. MOPs shall specify the roles and responsibilities of the Parties at each such point, including, at minimum (i) procedures and timing for the tender of DHL Material to Company, and the loading and unloading of DHL Material from aircraft; (ii) communications protocols between the Parties, as well as between the Parties and third parties; (iii) security procedures; (iv) Contingency Plans; (v) contact names and numbers; and (vi) any other processes, procedures, protocols or circumstances that may be relevant to Company and DHL’s operations at a particular point of origin or destination in the Core Network. An example form of MOP is attached to this Agreement as Attachment 2.9.2.
MOPs shall be reviewed and updated from time to time as mutually agreed by the Parties in writing and shall be attached to this Agreement.
2.9.3	Use of Common Systems. In order to facilitate Company’s performance of its obligations hereunder, DHL agrees to license to Company the SABLE weight and balance software system of DHL at no charge pursuant to a separate licensing agreement (the “SABLE Licensing Agreement”).
Company shall be entitled to license and employ any other DHL proprietary network management application software system in order to align the operational standards and procedures of Company with those of DHL at no charge and subject to a separate licensing agreement.
2.9.4	Additional Aircraft. The Company, upon notice from its suppliers that such suppliers can provide to the Company additional aircraft, shall inform DHL within sixty (60) days of the availability of such additional aircraft and will keep DHL reasonably informed of any material changes thereto. The Company shall make timely offers to DHL in response to DHL’s defined requirements for such available aircraft and contract at the offering terms with DHL for such additional aircraft, subject to the Company’s or its suppliers’ prior commitments.

2.9.5	Transmittal of Data. Company, where applicable, shall be responsible for transmittal of all air automated manifest system data to U.S. Customs and other similar requirements outside of the United States as required.
2.10 Compliance
     Each Party shall comply with all Applicable Laws, in all relevant jurisdictions, and shall keep in current form and in good standing all regulatory authorities, licenses, permits, exemptions, designations and other authorizations including, but not limited to: Company’s Air Operator’s Certificate; Company’s Certificate of Public Convenience and Necessity; Company’s licenses and designations to the route authorities necessary to operate the Core Services, including with respect to each Party, necessary authorizations and permits granted by foreign governments; entitlements to takeoff and landing slots and parking bays necessary to operate the Core Services.
     Nothing contained in this Agreement shall be deemed to obligate Company to operate an Aircraft in violation of the terms or conditions of any insurance policy relating to the Aircraft or its operation in contravention of the time regulations applicable to the crew to be provided hereunder or in violation of any other Applicable Law, rule or regulation controlling Company’s operations under this Agreement. In the event that DHL makes a request that would require the Company to violate Applicable Law or the terms of its obligations as stated in the immediately preceding sentence, but the Company, through exercising commercially reasonable efforts, could provide DHL with the requested service in a manner that comports with Applicable Law and the terms of its obligations as stated in the immediately preceding sentence, the Company shall take such steps. To the extent that any changes to the Company’s operations are required to provide for such request, any associated costs shall be at the expense of DHL.
2.11 Independent Services
     Additional air transportation services undertaken by Company that are not specified in the Core Services shall be independent services (“Independent Services”). Independent Services may include additional transportation services undertaken with the Aircraft, or other aircraft operated by Company or a third party with other aircraft. Nothing in this Agreement shall limit Company’s ability to initiate and operate Independent Services, provided, however, that Company shall use commercially reasonable efforts to ensure that such Independent Services do not interfere with the timely performance of the Core Services comprising the Core Network. Company acknowledges and agrees that Core Services shall take priority over Independent Services. All revenues derived by and expenses incurred by Company from Independent Services shall be for Company’s own account.
2.12 Cooperation with other DHL Entities
     To facilitate the transfer of DHL Materials to other carriers, Company shall cooperate with other DHL entities, including DHL owned and DHL co-owned airlines as well as airlines with which DHL has contractual relations, for the purpose of entering into interline, space sharing, code sharing, capacity sharing or other similar agreements.
2.13 Exercise of the Rights of Company
     Company shall exercise all rights and take all actions required under the Ancillary Agreements that are reasonably necessary to enable Company to meet its obligations under the terms of this Agreement, and shall not waive any rights against Atlas Air under any of the Ancillary Agreements or agree to any amendments to the Ancillary Agreements which waiver or amendment would materially adversely affect the ability of Company to perform its obligations under this Agreement.
The Company shall exercise commercially reasonable efforts in order to perform its obligations under this Agreement and to satisfy the current and reasonably anticipated requirements of DHL, including, without limitation, the employment of a highly motivated and incentivized management team and sales force and the maximization of capacity utilization and economic return.
3. Remuneration
3.1 Blocked Space Fee
     DHL shall pay to Company a fee (the “Blocked Space Fee”) calculated on a monthly basis according to the following formula:
3.1.1	the DHL Blocked Space shall be multiplied by the Blocked Space Rates (together with surcharges and fees applicable at the time) and by the number of Core Services operated by Company during the relevant monthly billing period, and added to,

3.1.2	the relevant monthly “Over Pivot” charge (together with surcharges and fees applicable at the time), as defined in Section 3.3 below, and added to,

3.1.3	the relevant monthly Additional DHL Material Charge (together with surcharges and fees applicable at the time), as defined in Section 3.4 below.
3.2	[*] Fee

[*].

3.3	The “Over Pivot” Charge
     DHL Material may be loaded to the maximum allowable weight of each ULD as specified in Attachment 3.3. In the event that the load density of any particular ULD exceeds the agreed pivot for that ULD type, the number of kilos above the agreed pivot weight for that particular ULD shall be considered “over pivot”. The “Over Pivot” charge for each Core Service will be calculated by deducting (a) the agreed pivot weights for all relevant ULDs contracted for or used on such Core Service from (b) the total weight of the DHL Material loaded on that service, and will not be calculated on an individual ULD basis.
3.4 Additional DHL Material Charges
     Any Additional DHL Material transported by Company shall be charged to DHL at the applicable Blocked Space Rates.
3.5 Other Fees, Charges and Offsets
     In addition, DHL shall be responsible for any other accessorial charges, whether existing or imposed in the future, by any Person.
4. Payment
4.1	DHL shall pay to Company the agreed sum of the DHL Blocked Space multiplied by the Blocked Space Rates in U.S. dollars, twice-monthly in advance, on the first (1st) day of each month of the term for the first half of such month and on the sixteenth (16th) day of each month for the remainder of such month on standing order (the “Twice-monthly Payment”).

4.2	The Blocked Space Fee, the Variable Fee and any other fees, charges or credits shall be calculated on a monthly basis (the “Monthly Charges”).

4.3	The Monthly Charges shall be reconciled against the sum total of the Twice-monthly Payments for the corresponding period or other amounts previously paid. In the event that such reconciliation reflects an overpayment on the part of DHL, then DHL shall be entitled to deduct such overpayment from the next Twice-monthly Payment or other future Payments. In the event that such reconciliation reflects an underpayment on the part of DHL, then DHL shall pay the amount of the underpayment to Company promptly.

4.4	In the event that for two (2) consecutive months the reconciliation of the Monthly Charges and the sum total of the Twice-monthly Payments reflects either, overpayments or underpayments, respectively, of more than U.S. one million dollars (US$1,000,000), in the aggregate, then the amount of the Twice-monthly Payment shall be adjusted upwards or downwards accordingly.

4.5	There shall be a final reconciliation of all amounts due and paid under the Agreement for the preceding year on a yearly basis (the “Annual Reconciliation”).

4.6	All payments shall be made by DHL to Company by wire transfer of immediately available, unconditional funds to the following account:

[*]

4.7	Payments made hereunder shall be made free of deductions or offsets. Notwithstanding the foregoing, in the event of a bona fide Dispute hereunder, DHL may withhold payment for any net amount in dispute; provided that, the Twice-monthly Payments, at a minimum, continue to be made as and when due. Nothing herein shall be deemed to constitute a waiver of either Party’s rights or obligations hereunder. If a Dispute over payment has not been resolved within ten (10) business days, then either Party may initiate a procedure to resolve the Dispute under the Management Escalation Procedure as set forth in Section 7 of this Agreement.
5. Term and Termination
5.1 Term
     This Agreement shall become effective on the date of its execution. Prior to July 31, 2007, DHL shall provide notice to Company as to whether the BSA Commencement Date shall be [*], or [*] provided, however, that DHL may provide reasonable advance notice to Company that the BSA Commencement Date be on a date prior to October 31, 2008 other than [*]. The term of this Agreement shall be twenty (20) years following the BSA Commencement Date, unless earlier terminated as provided herein (the “Term”); provided, however, that DHL shall have the option to terminate this Agreement on the fifth-year, tenth-

year and fifteenth year anniversaries of the BSA Commencement Date by giving Company one year’s advance written notice (“Termination for Convenience”) and, provided, further, DHL’s right to a Termination for Convenience upon the fifth year anniversary of the BSA Commencement Date shall be subject to DHL, in the event a COMPANY Call Right or an ATLAS Put Right (as such terms are defined in that certain Put/Call Agreement dated as of the date hereof (the “Put/Call Agreement”)) is exercised pursuant to the Put/Call Agreement, providing upon the date of such Termination for Convenience a continuing guarantee, for the applicable head lease terms and the indemnity agreement in favor of Atlas Air, from DP Guarantor, or another creditworthy Affiliate of DHL reasonably acceptable to Atlas Air, as provided in Article 3 of the Put/Call Agreement.
5.2 Termination for Event of Default, Liquidated Damages.
5.2.1	The occurrence and continuance of any of the following events or conditions shall constitute an event of default (“Event of Default”) by Company:
5.2.1.1	Company’s failure to comply from and after the BSA Commencement Date with the performance requirements to the extent set forth in Sections 2.8.7.2 and 2.8.7.3 of this Agreement;

5.2.1.2	the material breach of any representation or warranty of the Company hereunder, where such breach is material to the Company’s Business and occurs after the BSA Commencement Date (or after the date hereof and continuing after the BSA Commencement Date), unless such breach is capable of cure and Company is diligently taking steps to effect such cure;

5.2.1.3	the dissolution, liquidation, cessation of business or immediate termination of existence of Company;

5.2.1.4	the bankruptcy of Company or the appointment of a trustee or receiver for Company or for a substantial part of its business, or the admission in writing of Company of its inability to pay its debts as they mature, or a judicial adjudication that Company is insolvent;

5.2.1.5	the institution by or against Company of bankruptcy, reorganization, arrangement, insolvency or liquidation proceedings or any other proceedings for relief under any bankruptcy or similar federal, state or local Applicable Law for the relief of debtors, provided that, if such proceeding is instituted against Company and is not consented to by Company, it is not dismissed or stayed within sixty (60) days after such institution;

5.2.1.6	any other material breach or failure of Company to observe or perform after the BSA Commencement Date (or after the date hereof and continuing after the BSA Commencement Date) any term, condition, covenant or agreement required to be observed or performed by it hereunder, where such breach is material to the

Company’s Business, unless such breach is capable of cure and Company is diligently taking steps to effect such cure, provided, however, that DHL shall have no right to exercise a right of termination contained herein in relation to any failure of Company to perform its obligations contained in Section 2.14 until and unless DHL shall have exercised all rights and remedies in respect of such breach, including compliance with the Management Escalation Procedure, and furthermore, in determining whether or not Company is breach of Section 2.14, it shall be a defense for the Company to demonstrate that it has taken sufficient remedial action and other steps identified as part of the Management Escalation Procedure or otherwise requested by DHL;

5.2.1.7	the material violation of any material Regulation after the BSA Commencement Date (or after the date hereof and continuing after the BSA Commencement Date) or the suspension or revocation of any license, certificate or permit necessary to conduct all or any portion of Company’s obligations hereunder with respect to the Core Services, which violation, suspension or revocation prevents Company from performing in any material respects its obligations hereunder with respect to the Core Services, unless such material violation, suspension or revocation (i) is capable of cure and Company is diligently taking steps to effect such cure or (ii) occurred as a result, in whole or in part, of actions or omissions of DHL; and

5.2.1.8	any failure by Company to maintain at all times from and after the BSA Commencement Date the insurances as required in Section 9.1 of this Agreement.
5.2.2	The occurrence of any of the following events or conditions shall constitute an Event of Default by DHL:
5.2.2.1	DHL’s failure to pay within five (5) business days any amounts due hereunder in accordance with the terms of this Agreement;

5.2.2.2	the material breach of any representation or warranty of DHL hereunder, where such breach or failure prevents DHL from performing in any material respects its obligations hereunder ;

5.2.2.3	the dissolution, liquidation, cessation of business or immediate termination of the existence of DHL or DP Guarantor;

5.2.2.4	the bankruptcy of DHL or DP Guarantor or the appointment of a trustee or receiver for DHL or DP Guarantor or for a substantial part of its business, or the admission in writing of DHL or DP Guarantor of its inability to pay its debts as they mature, or a judicial adjudication that DHL or DP Guarantor is insolvent;

5.2.2.5	the institution by or against DHL or DP Guarantor of bankruptcy, reorganization, arrangement, insolvency or liquidation proceedings or any other proceedings for relief under any bankruptcy or similar federal, state or local Applicable Law for the relief of debtors, provided that, if such proceeding is instituted against DHL or DP Guarantor and is not consented to by DHL or DP Guarantor, it is not dismissed or stayed within sixty (60) days after such institution;

5.2.2.6	any other material breach or failure of DHL to observe or perform after the BSA Commencement Date (or after the date hereof and continuing after the BSA Commencement Date) any term, condition, covenant or agreement required to be observed or performed by it hereunder, where such breach or failure prevents DHL from performing in any material respect its obligations hereunder, unless such breach is capable of cure and DHL is diligently taking steps to effect such cure;

5.2.2.7	the violation of any Regulation after the BSA Commencement Date (or after the date hereof and continuing after the BSA Commencement Date) or the suspension or revocation of any license, certificate or permit necessary to conduct all or any portion of DHL’s obligations hereunder that prevents DHL from performing in any material respects its obligations hereunder, unless such violation suspension or revocation (i) is capable of cure and DHL is diligently taking steps to effect such cure or (ii) occurred as a result of actions or omissions of Company;

5.2.2.8	any failure by DHL to maintain at all times after the BSA Commencement Date the insurances as required in Section 9.2 of this Agreement; and

5.2.2.9	any failure by DP Guarantor to perform its obligations under the BSA Guarantee for five (5) business days for amounts due thereunder and for thirty (30) days after written notice of any other failure.
5.2.3	Upon the occurrence and during the continuance of any Event of Default as specified in paragraphs 5.2.1.3, .4, .5 or .8, or paragraphs 5.2.2.1, .3, .4, .5 or .8 above, the non-defaulting Party may terminate this Agreement immediately and in its entirety by giving written notice to the defaulting Party.

5.2.4	Upon the occurrence and during the continuance of any Event of Default as specified in paragraphs 5.2.1.2, 5.2.1.6 or 5.2.1.7 or paragraphs 5.2.2.2, 5.2.2.6 or 5.2.2.7 above, the non-defaulting Party may serve written notice of such default, and the Party receiving such notice shall have thirty (30) days from the date of receipt of such notice to cure such default. If the Event of Default has not been cured by the close of business on the thirtieth (30th)

day after receipt of such notice, then the non-defaulting Party may terminate this Agreement immediately and in its entirety upon giving written notice to the defaulting Party.

5.2.5	Subject to Section 2.8.7.4, upon the occurrence and during the continuance of any Event of Default as specified in paragraph 5.2.1.1 above, DHL may terminate this Agreement after giving notice of such Event of Default to Company.

5.2.6	Except for a termination pursuant to Section 5.2.3, at any time during which there is an issue or Dispute between the Parties about whether an Event of Default has occurred (or is continuing) and such issue or Dispute has been referred to the Management Escalation Procedure (including the arbitration provisions thereof) by mutual agreement of the Parties, and the outcome of such proceeding is still pending, neither Party shall have the right to terminate this Agreement on account of such issue or Dispute.

5.2.7	A termination by DHL due to either an Event of Default under Section 5.2.1 or a Change of Control Event under Section 5.3 shall give rise to the rights and obligations of the Parties under Sections 5.4.1.2, 5.4.1.3, 5.4.2, 5.4.3, 5.4.4, 5.4.5, 5.4.6, 5.4.7 and 5.4.8, which shall be valid and effective notwithstanding such termination, and shall survive such termination, as rights and obligations under this Agreement, without affecting the rights, remedies or obligations of the Parties under Section 5.4.1.1, if any, by reason of the Events(s) of Default under Section 5.2.1 pursuant to which DHL so terminated this Agreement.
5.3 Termination for the Occurrence of Change of Control
     (a) In the event that AAWW consummates a Change of Control with a [*] or a [*], Company shall give written notice of such event to DHL. Following receipt of such notice, DHL shall have the option for thirty days (30) from the date thereof to terminate this Agreement upon written notice to the Company (the “COC Termination Period”). This Agreement will then terminate thirty (30) days following the Company’s receipt of such notice without further action by either Party.
     (b) For purposes of this Section 5.3, it is understood that the right of termination provided for in Section 5.3(a) shall not apply to (x) any transactions contemplated by the Stock Purchase Agreement, (y) any Change of Control that involves, or is solicited, initiated or encouraged, by DHL, any of its Affiliates, or any licensed U.S. airline in which DHL, DP Guarantor or any of its Controlled Affiliates has a significant ownership interest or (z) any Change of Control approved by DHL in its capacity as a stockholder of the Company or through any Board of Directors representative or voting rights DHL may have either directly or through any DP Guarantor or any of its Controlled Affiliates.

5.4 Remedies
5.4.1	In the event that this Agreement is properly terminated by DHL for an Event of Default under Section 5.2.1 or a Change of Control event under Section 5.3, then DHL shall be entitled to the following:
5.4.1.1	a payment of [*] in the nature of liquidated damages (“Liquidated Damages”) to compensate it for the costs of obtaining replacement arrangements for the services to be provided by Company hereunder and for any other costs attributable to service interruptions and loss of business (the “Liquidated Damages Payment”). At each yearly anniversary of the BSA Commencement Date, the Liquidated Damages Payment shall be [*], to a minimum of [*] on the [*] anniversary of the BSA Commencement Date, where it shall remain for the duration of this Agreement. The Parties shall settle all accounts and amounts due and payable for services previously provided under the Agreement up to the date of such termination and prior to the application of the Liquidated Damages Payment. It is understood by the Parties that a Termination for Convenience shall in no case give rise to a right to Liquidated Damages pursuant to this Section 5.4;

5.4.1.2	At any time on or after the date on which this Agreement is terminated by DHL in accordance with this Agreement due to an Event of Default under Section 5.2.1 or a Change of Control event under Section 5.3 and ending on the date six months after such termination becomes effective (such date, the “Assumption Expiration Date”), PACW shall, upon DHL’s written request, cause the applicable Aircraft Lessor under each Aircraft Lease to (a) terminate any Aircraft Lease to which Company is a party (each, an “Existing Sublease”) and (b) enter into a new sublease for the Aircraft subject to a terminated Existing Lease (each, a “New Sublease”) with DP Guarantor or another creditworthy DHL Affiliate acceptable to the Aircraft Lessor (such Person, the “DHL Lessee”) on terms that are identical in all material respects to the terms of the Existing Lease, except that the term of any New Sublease will be the unexpired portion of the terminated Existing Lease and will contain an indemnity in favor of the Aircraft Lessor with respect to any liabilty of the Aircraft Lessor under the applicable Tax Indemnity Agreement which would not have arisen but for DHL Lessee’s operation of the Aircraft pursuant to the New Sublease in any manner different from the operation of the Aircraft pursuant to the Existing Sublease. The parties acknowledge that any New Sublease shall meet the requirements of the applicable head lease as in effect on the date hereof or as otherwise amended with DHL’s approval to which the Aircraft Lessor is a party At any time on or after the date on which the termination of this Agreement becomes effective and prior to the

Assumption Expiration Date, DHL shall provide notice to Company specifying the Aircraft it wishes to sublease Each New Sublease shall satisfy and discharge the Additional Obligations of DHL under Section 5.4.5 for and with respect to the terminated Existing Lease .

5.4.1.3	On or after the date on which this Agreement is terminated by DHL in accordance with this Agreement due to an Event of Default under Section 5.2 or a Change of Control event under Section 5.3. Company shall pay to DHL, an amount equal to the Additional Obligations which DHL shall have paid pursuant to Section 5.4.5 after giving effect to any DHL Assumption by DHL Lessee pursuant to Section 5.4.1.2 or by Atlas Lessee (defined in Section 5.4.6) pursuant to Section 5.4.6, and the release of Company with respect to its obligations under any Existing Sublease, as provided for therein (collectively, the “Gap Period Damages”); provided, however, that the aggregate amount of Gap Period Damages shall not exceed (a) in the aggregate, the lesser of either (i) [*] or (ii) [*] under the Aircraft Leases, and (b) in respect of any one Aircraft Lease and the related Aircraft, [*].
5.4.2	Termination by DHL and Company’s payment of the Liquidated Damages Payment under Section 5.4.1 and the Gap Period Damages under Section 5.4.1.3 shall be DHL’s exclusive remedies for an Event or Events of Default under Section 5.2.1 or a Change of Control event under Section 5.3 and shall be in lieu of any other remedy DHL may have at Applicable Law or in equity.

5.4.3	Termination of this Agreement by Company in accordance with this Agreement due to an Event or Events of Default under Section 5.2.2 shall be without prejudice to Company’s rights and liabilities hereunder at Applicable Law and in equity, and damages in respect of such Event or Events of Default shall be calculated without regard to DHL’s right of Termination for Convenience under Section 5.1; provided, however, that Company shall not be entitled to claim or recover from DHL any consequential or special damages.

5.4.4	From and after the date DHL terminates this Agreement due to an Event of Default under Section 5.2.1 or a Change of Control event under Section 5.3, each of Company, Atlas Air and DHL will use its commercially reasonable good faith efforts, in cooperation with one another, subject to Contractual Obligations (including any applicable obligations under any applicable collective bargaining agreement) or Applicable Law, to redeploy and place each Aircraft subject to an Aircraft Lease that has not been subleased by the DHL Lessee pursuant to Section 5.4.1.2 or an Atlas Lessee pursuant to Section 5.4.6 for the remainder of the term of such Aircraft Lease on a “first come-first served” basis (it being understood that any sublease of an Aircraft subject to an Aircraft Lease shall be in accordance with the terms of the applicable Aircraft Lease and any assignment of an Aircraft Lease shall be subject to approval of the Aircraft Lessor).

5.4.5	Notwithstanding that either DHL or Company shall have terminated this Agreement due to an Event of Default under Section 5.2 or a Change of Control event under Section 5.3, but subject to the provisions of Section 5.4.1.2 and of Section 5.4.6, DHL shall, in accordance with the terms and conditions of the Aircraft Leases, (a) make payments to Company from time to time after such termination in an amount equal to the periodic rental payment obligations of the Company under each Aircraft Lease when such payments are due under each such Aircraft Lease and (b) guarantee the performance of the Company’s obligations under each such Aircraft Lease, including aircraft maintenance, operation, insurance, casualty, and return covenants, and its general tax and general indemnities, in the case of both clause (a) and (b) arising after such termination and in respect of the unexpired portion of the term of each Aircraft Lease up to the tenth anniversary of the BSA Commencement Date at the time of such termination (collectively, the “Additional Obligations”).

5.4.6	During the first 12 months after termination of this Agreement by DHL or Company, nothing herein shall preclude Atlas Air from utilizing Aircraft subject to an Aircraft Lease that has not been subleased by the DHL Lessee on commercial terms and conditions which shall be subject to Company’s consent, which consent shall not be unreasonably withheld, conditioned or delayed. Atlas Air (the “Atlas Lessee”) shall have the right, exercisable after the Assumption Expiration Date, to sublease (an “Atlas Assumption”), with the approval of the relevant Aircraft Lessor, any Aircraft Lease and its Related Lease Documents with respect to which DHL shall not have delivered an Assumption Notice on or prior to the Assumption Expiration Date for the remaining term of such Aircraft Lease, and to succeed to all of the rights and obligations of the “Lessee” or “Sublessee” (as applicable) thereunder (including tax indemnity and other obligations under any Aircraft Lease and Related Lease Documents that may arise or become due as a result of such Atlas Assumption), such that none of Company, DHL, nor any Affiliate of DHL shall have any further obligations with respect to or under any Aircraft Lease and its Related Lease Documents as a result of or with respect to the period from and after the effective date of such Atlas Assumption. Upon the consummation of any such assumption by the Atlas Lessee, DHL shall have no further Additional Obligations under Section 5.4.5 with respect to the relevant Aircraft Lease for the period from and after such assumption.

5.4.7	Company shall continue to have the ability to amend, waive and exercise all rights under the Aircraft Leases without DHL’s consent, provided, that DHL’s obligations under Section 5.4.1.2 and Section 5.4.5 shall only be governed by terms and conditions under the Aircraft Leases (and related documents), copies of which have been provided by the Company to DHL, in effect on the date of this Agreement and amendments or modifications thereto approved in accordance with the Stockholders Agreement.

5.4.8	The Parties agree that the Parties’ respective rights and obligations with respect to the Aircraft Lease(s) set forth in Section 5.4.1.2 through Section 5.4.7 are subject to (A) the prior written consent of the Aircraft Lessor which shall include a grant of quiet enjoyment rights to the Company so long as DHL is performing its obligations under Section 5.4.5 and to DHL so long as DHL is performing its obligations under 5.4.1.2, under documents reasonably satisfactory to DHL. The parties hereby agree to use commercially reasonable efforts to cooperate (and cause its Affiliates to cooperate) with one another and with the Aircraft Lessor to facilitate the assumption of the Aircraft Leases by the DHL Lessee or Atlas Air pursuant to Section 5.4.1.2 and 5.4.6.
     5.5 Expiration of the BSA Guarantee.
     If, by not later than the ninth (9th) anniversary of the BSA Commencement Date, DHL has not notified the Company of its election to exercise a Termination for Convenience and DP Guarantor has not extended or replaced the BSA Guarantee with a substantially similar guarantee by DP Guarantor, or another creditworthy Affiliate of DHL or DP Guarantor reasonably acceptable to the Company, within one hundred and eighty (180) days after such anniversary (a “Replacement Guarantee”), the Company shall have the right to terminate this Agreement effective upon the tenth (10th) anniversary of the BSA Commencement Date. Termination of this Agreement by Company under this Section 5.5 shall be Company’s exclusive remedy if a Replacement Guarantee is not provided and shall be in lieu of any other remedy Company may have at Applicable Law or in equity.
6. Obligations of DHL
6.1	DHL shall, at its own cost and expense, make available and assume responsibility for suitable ULDs, containers, pallets, nets, and tensioning equipment meeting relevant FAA and Joint Aviation Authorities/European Agency for Safety of the Air regulations and standards at all appropriate airports provided for under this Agreement.

6.2	DHL shall, in accordance with FAA, IATA and/or ICAO standards, properly prepare and pack the cargo to be carried, together with all documentation applicable thereto.

6.3	DHL shall be responsible for the issuance, completion, and delivery of air waybills in accordance with DHL standards, as well as any additional documentation necessary for the carriage of DHL Material. In the event a special cargo shipment must be accompanied by an attendant, the ticketing and any special documentation related thereto shall be issued by DHL at DHL’s sole cost and expense.

6.4	DHL shall inform Company at least twenty-four (24) hours prior to the scheduled departure time of a Flight of any special DHL Material expected for such Flight, such as livestock, hazardous material, oversized pieces, and/or other special cargo and such notice shall be provided to Company to the departments indicated by the Company prior to any such shipment as from time to time advised to DHL.

6.5	The carriage of cargo attendants on a Flight hereunder shall comply with the appropriate provisions of the Federal Aviation Regulations (“FARs”).

6.6	Any and all claims that are filed by shippers and/or consignees using DHL airwaybill documents shall be administered and adjudicated by DHL. All other issues of liability under this Agreement shall be handled in accordance with the terms and conditions set forth herein in Article 8.

6.7	(a) DHL shall be required at its expense to adhere to Company security procedures, including but not limited to security procedures relating to the cargo. Company’s security procedures shall be provided to DHL upon request. DHL also shall be responsible for compliance with all Transportation Security Administration regulations and requirements, including but not limited to, screening of cargo destined for or outbound from the United States, screening of service personnel requiring access to the flight deck on Flights destined for or departing from the United States, secure transportation for Company crews when required, and compliance with host country security requirements. Company shall have the right to approve DHL’s security vendors and contractors for the operations contemplated by this Agreement. Company shall have the right to inspect and audit DHL’S security program (including services provided by any approved vendor or contractor), and DHL agrees to cooperate in any such inspection or audit, provided such inspection or audit shall be conducted at reasonable times and shall not cause a material disruption to DHL’s operation.

(b) Company shall not be obligated to operate to any country or airport requested by DHL if such operations would be contrary to Company security operating procedures or directives, or to regulations or directives of any Governmental Entity, including but not limited to, the U.S. Departments of State and Treasury, DOT and the FAA. Company will use commercially reasonable efforts to keep DHL advised in advance of country-related and airport-related operating restrictions of the above types. Subject to the other provisions of this Agreement governing use, availability and assignment of Aircraft, Company will not unreasonably withhold approval of DHL requests to operate to countries and airports not covered by the above types of restrictions. Company will provide information with respect to countries, cities and/or airports with restricted overflight, landing and other special requirements on specific request by DHL.

(c) DHL acknowledges that U.S. government agencies, including the U.S. Treasury Department’s Office of Foreign Assets Control (“OFAC”) and the U.S. Commerce Department’s Bureau of Industry and Security, place limitations on certain types of exports to, and other transactions with, named non-U.S. governments, entities and individuals. DHL warrants that it will conduct its business pursuant to this Agreement in a manner that does not cause Company to violate any such requirements. In particular, without limiting the applicability of the above, DHL represents that it will not knowingly cause goods to be exported on Company services to, cause goods to be imported on Company’s services from, or in using Company’s services otherwise engage in financial transactions with, Persons whom OFAC has identified as specifically designated terrorists. In any event, DHL agrees to indemnify and hold harmless from all costs, expenses (including reasonable attorney’s fees), losses, liabilities, damages, fines, and judgments incurred by Company as a result of any violation of the abovementioned requirements.
7. Management and Management Escalation Procedure
7.1	Responsible Managers
     Each Party shall appoint one or more managers as responsible for the day-to-day implementation of this Agreement (the “Responsible Managers”). The Responsible Managers shall consult and confer with each other as often as they believe desirable. Responsible Managers may discuss any issue arising under this Agreement, and shall use their best efforts to resolve any such issues or Disputes that may arise under this Agreement from time to time.
7.2	Operations Council
     Each Party shall appoint one or more managers to an operations council (the “Operations Council”). The Operations Council shall meet or confer monthly in order to review the Performance Report for the previous month and any failures to meet the Departure Criteria for ACMI Services, Departure Criteria for Network Services, Arrival Criteria for Network Services and the Ground Handling Criteria during that month. In the event of any such failure, the Operations Council shall agree a detailed action plan (the “Action Plan”) the purpose of which is to identify and remedy the underlying cause(s) of such failure. If within twenty-one (21) days (or such longer period as may be agreed) the Operations Council fails to agree an Action Plan, or the Operations Council agrees an Action Plan but such plan fails to improve the operating Criteria within two (2) months of the date the Action Plan was developed, then the same shall be referred to the Senior Managers.
     Notwithstanding the foregoing, if the Departure Criteria for Network Services or the Arrival Criteria for Network Services for any Core Service is not met for a period of two (2) consecutive Measurement Periods, DHL may, in its sole discretion (upon reasonable notice to the Company), redirect the affected DHL Material to alternative transportation services, at its own expense, and reduce the DHL Blocked Space and the Annual Minimum Volume Guarantee commitment (but not the Variable Fee) accordingly. Such redirect may continue until such time as the Departure Criteria for Network Services or Arrival Criteria for Network Services for the affected Core Service is once again met, at which time DHL shall have the obligation to place DHL Material back into the Core Network.
     Furthermore, in the event of a failure of the Company to meet the Departure Criteria for Network Services or the Arrival Criteria for Network Services due to an issue with the performance of the Ground Handling Criteria, then DHL may, at its sole discretion (upon reasonable notice to the Company), undertake certain of such ground handling responsibilities at the point of service giving rise to such issue. Upon the exercise of such right by DHL, the Blocked Space Rates shall be adjusted accordingly, it being understood, however, that such adjustment shall in no way affect DHL’s obligations to pay the Variable Fee under Section 3.2 of this Agreement.
     In addition to the above, the Operations Council shall review any Dispute that cannot be resolved by the Responsible Managers and shall promptly meet (telephonically or in person) in order to resolve such Dispute. If within ten (10) business days (or such longer period as may be agreed) following initial consideration in such meeting by the Operations Council and the Operations Council fails to resolve the Dispute, then the same shall be referred to the Senior Managers.
7.3 Senior Managers
     The Senior Managers shall comprise the CEO of Atlas Air Worldwide Holdings, Inc. and the DHL Managing Director for Aviation, or such other designees as may be agreed by the Parties.
     In the event that an Action Plan fails to improve the Departure Criteria for ACMI Services, the Departure Criteria for Network Services or the Arrival Criteria for Network Services and the same is referred to the Senior Managers by the Operations Council, then the Senior Managers shall develop an alternative Action Plan. If such alternative Action Plan does not improve the underlying issue(s) within a further thirty (30) days, the Senior Managers shall meet to jointly determine the next course of action.
     In addition to the above, in the event that a Dispute is referred to the Senior Managers by the Operations Council, then the Senior Managers shall promptly meet (telephonically or in person) in order to resolve such Dispute. If any such Dispute cannot be resolved within a period of fifteen (15) business days, or as otherwise agreed by the parties, following initial consideration in such meeting by the Senior Managers, then either Party may refer such Dispute to the arbitration provisions in Section 7.4 of this Agreement.
7.4 Arbitration
     If the Parties cannot resolve a Dispute through the Management Escalation Procedures as set forth above in this Section 7, then the Parties shall submit the Dispute to binding arbitration as set forth in this Section 7.4.
     All Disputes referred to arbitration shall be finally settled under the Rules of Arbitration of the International Chamber of Commerce (the “Rules”).
     The place of arbitration shall be New York, New York, and the governing Applicable Law shall be the substantive Applicable Law of the State of New York.
     The language of the arbitral proceedings shall be English.
     There shall be three (3) arbitrators nominated in accordance with the Rules, all having substantial commercial experience in the air transport or air express industry and in the English language.

     The Parties agree that within sixty (60) days after selection, the arbitrators shall submit a written report of their determination of the Dispute, which report shall be binding on the Parties. If such report is not unanimous, then the determination of two (2) of the arbitrators shall nevertheless be binding upon the Parties.
     The losing Party shall pay all the costs of arbitration, provided that if neither Party is clearly the losing Party (as determined by the arbitrators), then the arbitrators shall allocate the costs between the Parties in an equitable manner as the arbitrators may determine in their sole discretion.
8. General Indemnification
8.1	Indemnities by Company
     Except as provided in Section 8.3, Company shall bear all liability for, and shall indemnify, defend and hold harmless DHL, together with its directors, officers, employees, assignees, agents, subcontractors, shareholders and Affiliates (collectively, the “DHL Indemnified Parties”) from and against any Claims or Damages (including, without limitation, any Claim in tort, whether or not arising from the negligence of the DHL Indemnified Parties and without regard to whether or not such negligence is sole, joint, concurrent, comparative, active, passive or imputed) which may be asserted against, incurred or suffered by, be charged to or recoverable from the DHL Indemnified Parties in connection with:
(a)	loss of or damage to aircraft utilized in the performance of this Agreement, howsoever caused, during the term of this Agreement, except as expressly set forth in Section 8.3, below;

(b)	death of or injury to the crew members provided by Company, any individual(s) carried or employed on aircraft utilized in the performance of this Agreement, or other personnel of Company or of any other Person (except DHL personnel in the performance of duties under this Agreement) provided for or by Company while acting in connection with the performance of this Agreement, and loss of or damage to their property except as expressly set forth in Section 8.3, below; or

(c)	death of or injury to persons and loss of or damage to property caused by aircraft utilized in the performance of this Agreement during the term of this Agreement in connection with the management, possession, use, control, operation, maintenance, service, repair, overhaul or testing thereof, or with the ground inspection, operational ground check, ferry flights or flights related to the use or operation of aircraft utilized in the performance of this Agreement, except as expressly set forth in Section 8.3, below.
     The foregoing indemnity obligation shall apply whether or not such Claim is groundless, false or fraudulent. Notwithstanding anything else in this Section 8.1, there shall be no obligation to indemnify if the Claim or Damage is due to the willful misconduct or gross negligence of the DHL Indemnified Parties. It is, however, the express intent of the Parties that the foregoing indemnity obligation shall be without regard to the cause or causes thereof and whether or not such cause or causes may be the result of the negligence of the DHL Indemnified

Parties, be it sole, joint, concurrent, comparative, active, passive or imputed. For the avoidance of doubt, the foregoing indemnity obligation shall apply to aircraft of third parties utilized in the performance of this Agreement.
8.2 Indemnities by DHL
     Except as provided in Section 8.3 and except cargo claims in the event of a total Aircraft loss, DHL shall bear all liability for, and shall indemnify, defend and hold harmless Company, together with its directors, officers, employees, assignees, agents, subcontractors, shareholders and Affiliates (other than the Company) (collectively, the “Company Indemnified Parties”) from and against any Claims or Damages (including, without limitation, any Claim in tort, whether or not arising from the negligence of the Company Indemnified Parties and without regard to whether or not such negligence is sole, joint, concurrent, comparative, active, passive or imputed) which may be asserted against, incurred or suffered by, be charged to or recoverable from the Company Indemnified Parties in connection with the loss, delay in delivery, damage to, or any other claim relating to, DHL Material (except as set forth in Section 8.3, below), other than with respect to Taxes, which shall be governed exclusively by Section 15.8, or with the death of or injury to personnel of DHL, its agents and /or subcontractors while acting in connection with the performance of this Agreement.
     The foregoing indemnity obligation shall apply whether or not such Claim be groundless, false or fraudulent. Notwithstanding anything else in this Section 8.2, there shall be no obligation to indemnify if the Claim or Damage is due to the willful misconduct or gross negligence of the Company Indemnified Parties. It is, however, the express intent of the Parties that the foregoing indemnity obligation shall be without regard to the cause or causes thereof and whether or not such cause or causes may be the result of the negligence of the Company Indemnified Parties, be it sole, joint, concurrent, comparative, active, passive or imputed.
8.3 Limitations on Indemnification
     In no event shall either Party be held liable to the other, and each Party hereby expressly waives any claim it may have against the other, for incidental, consequential, special or punitive damages of any kind, including loss of market or future profits.
8.4 Survival of Indemnities
     The indemnification obligations under this Section 8 shall survive the termination of this Agreement and shall remain in effect for a period of one (1) year from the date of any such termination.
8.5 Notification of Claim
     The Indemnified Party shall promptly notify the Indemnifying Party of the existence of any Claim to which the Indemnifying Party’s indemnification obligations might apply; provided, however, that the failure to give such notice (other than notice of the commencement of a legal proceeding) shall not adversely affect any right of indemnification under the Agreement. The Indemnifying Party shall be entitled to control the defense of any such legal proceedings, through legal counsel reasonably satisfactory to the Indemnified Party, at the sole expense of the

Indemnifying Party, and the Indemnified Party shall cooperate and consult with the Indemnifying Party in the defense of such Claim and shall have the right, but not the obligation, to participate in the defense at its own expense. If the Indemnifying Party elects not to direct such defense, the Indemnified Party will have the right, at its own discretion, to direct such defense at the Indemnifying Party’s sole expense. The Indemnifying Party shall have the right to compromise or settle, with the Indemnified Party’s prior written approval (such approval not to be unreasonably withheld), any claim or litigation regarding which it is required to indemnify. If the Indemnified Party refuses to approve any compromise or settlement recommended by the Indemnifying Party which would have concluded such claim or litigation but for the Indemnified Party’s failure to give approval, the Indemnifying Party’s liability to the Indemnified Party hereunder with respect to any such claim or litigation shall not exceed the amount which the Indemnifying Party would have paid pursuant to such proposed compromise or settlement.
     9. Insurance. Each Party expressly covenants and agrees to procure, carry and maintain insurance as specified below. Within seven (7) days of the date first above written, and on each and every renewal of the insurances, during the term of this Agreement each Party shall furnish the other with a certificate of insurance pertaining to each such insurance policy. Each shall ensure that its insurance policies name the other Party as an additional insured. Each Party shall further ensure that its policies provide that its insurance coverage shall continue unaltered for the benefit of the additional insured for at least thirty (30) days after written notice by registered mail or facsimile of any cancellation, material adverse change, or event of non-payment of premium, except in the case of war risks coverage for which seven (7) days prior written notice will be given. During the term of this Agreement, each Party shall at its sole cost and expense maintain in full force and effect the following insurance with insurers and through such insurance brokers as it shall deem appropriate and which the other Party finds reasonably acceptable (the “Required Insurance”):
9.1	Company insurance shall include:
9.1.1	Hull All Risks and Hull War and Allied Perils insurances covering Company’s aircraft against all risks of loss or damage. Such insurances shall provide a waiver of insurer’s rights of subrogation against DHL, its officers, agents, subcontractors, servants, employees, successors and assigns; and

9.1.2	Aircraft Third Party, passenger, baggage, cargo, mail and Aviation General Third Party Legal Liability and War Liability and Allied Perils for a Combined Single Limit (Bodily Injury/Property Damage) [*]. Such insurance shall include coverage of risk of loss of cargo and mail carried on the Aircraft, which shall be in an amount of [*] for any one occurrence and may be satisfied either as a separate policy or as an element of coverage in the policy described in the first sentence of this Section 9.1.2.
9.2	DHL insurance shall include:
9.2.1	Cargo and mail insurance in sufficient amount to cover all risk of loss of DHL Material tendered under this Agreement, [*]; and

9.2.2	DHL shall be responsible for any additional war risks premium surcharges or other additional charges applicable as a result of operations to, through or over any geographical areas that are not covered under Company’s standard policies.
9.3	All insurance specified above shall:
9.3.1	Include the other Party and its directors, officers, agents, servants, employees and subcontractors as additional assured (the “Additional Assured”) for their respective rights and interests;

9.3.2	Provide that all provisions, except the limits of liability, shall operate in the same manner as if there were a separate policy issued to each assured;

9.3.3	Be primary and without right of contribution from any other insurance which may be available to or maintained by the Additional Assured;

9.3.4	Provide that the cover afforded to the Additional Assured by the policy shall not be invalidated by any act or omission (including misrepresentation or non-disclosure) of any other Person or party which results in a breach of any term, condition or warranty of the policy provided that the Additional Assured so protected has not caused, contributed to or knowingly condoned the said act or omission; and

9.3.5	Provide not less than thirty (30) days prior written notice of cancellation or material alteration of the Required Insurance except that in the case of war and allied perils such period of notice shall be seven (7) days or such lesser period as may be available in accordance with policy conditions. Notice will not however be given at normal expiry date or in the event of non-renewal.
9.4	Each Party shall bear primary responsibility for the handling and payment of claims with respect to the matters covered by its Required Insurance.
10. Representations and Warranties
10.1	Company hereby represents and warrants as follows:
10.1.1	Status. Company has been properly formed as a company with limited liability and has since been maintained in accordance with all Regulations applicable to it and has the power to carry on its business as it is now being conducted;

10.1.2	Non-conflict. In entering into this Agreement and carrying out its obligations hereunder Company does not contravene or breach any constitutional document, Regulation, obligation, covenant or warranty applicable to it;

10.1.3	Power and authority. Company has the power and has obtained the authorizations necessary to enter into this Agreement and to carry out its obligations hereunder;

10.1.4	Legal validity. Company’s obligations under this Agreement are legal, valid, binding and enforceable against it;

10.1.5	No Event of Default. No Event of Default has occurred and is continuing or would occur as a result of Company’s execution of this Agreement or the performance of any of its obligations hereunder;

10.1.6	Airworthiness. Each Aircraft shall at all times during the term of this Agreement be covered by a currently valid Certificate of Airworthiness issued by the FAA and Company shall operate, maintain, service and repair the Aircraft, including spare engines and spare parts, in all material respects in accordance with all Regulations, including the Maintenance Program, and the terms hereof. In circumstances where aircraft or crews are provided by a third party (other than DHL or an Affiliate of DHL) on behalf of Company, Company shall procure the equivalent representations and warranties on the part of the third party to the extent reasonably possible;

10.1.7	Operational Control. Company shall (i) be solely responsible for the operational control of the Company aircraft; (ii) operate such aircraft in all material respects in a safe, skilled and competent manner and in accordance with all applicable Regulations, including noise, environmental and emissions standards and requirements; and (iii) provide qualified flight crews for each Flight in accordance with such Regulations. In circumstances where aircraft or crews are provided by a third party (other than DHL or an Affiliate of DHL) on behalf of Company, Company shall procure the equivalent representations and warranties on the part of the third party to the extent reasonably possible.
10.2	DHL hereby represents and warrants as follows:
10.2.1	Status. DHL has been properly formed as a company with limited liability and has since been maintained in accordance with all Regulations applicable to it and has the power to carry on its business as it is now being conducted;

10.2.2	Non-conflict. In entering into this Agreement and carrying out its obligations hereunder DHL does not contravene or breach any constitutional document, Regulation, obligation, covenant or warranty applicable to it;

10.2.3	Power and authority. DHL has the power and has obtained the authorizations necessary to enter into this Agreement and to carry out its obligations hereunder;

10.2.4	Legal validity. DHL’s obligations under this Agreement are legal, valid, binding and enforceable against it;

10.2.5	No Event of Default. No Event of Default has occurred and is continuing or would occur as a result of DHL’s execution of this Agreement or the performance of any of its obligations hereunder.

10.2.6	Financial Condition, etc. DHL has, as of the date of this Agreement and for the duration thereof, sufficient funds in an aggregate amount sufficient to pay the amounts payable to the Company under this Agreement and all contemplated fees and expenses related thereto when due.
11. Assignment
     Neither Party shall assign this Agreement, or any rights or obligations arising hereunder, to any third party without the prior written consent of the other Party; except that DHL shall be entitled to assign its rights and obligations hereunder to another entity (or entities) that is a wholly owned subsidiary of Deutsche Post AG able to perform the terms and conditions of DHL hereunder, provided that performance by such transferee continues to be guaranteed under the BSA Guarantee (or a Replacement Guarantee).
12. Notices
     All notices, requests, demands and other communications hereunder shall be in writing, transmitted by facsimile or DHL Express to the addresses set forth below or to such other addresses or facsimile numbers as either Party may have advised to the other Party in writing pursuant to this Section 12, and shall be deemed effective two (2) business days after dispatch by confirmed fax or tracking confirmation of receipt via DHL Express overnight delivery. In any event, a Party receiving notice hereunder shall acknowledge receipt thereof as soon as practicable by facsimile, DHL Express overnight delivery or mail; however, failure to so acknowledge will not vitiate or otherwise render ineffective any notice duly given hereunder.
     If to the Company, to:

Polar Air Cargo Worldwide, LLC
c/o Atlas Air Worldwide Holdings, Inc.
2000 Westchester Avenue
Purchase, NY 10577-2543
Facsimile number: 914-701-8333
Attention: Adam R. Kokas, Esq.
               Senior Vice President, General
Counsel, and Secretary

     and with a copy to:

Ropes & Gray LLP One International Place Boston, Massachusetts 02110 Facsimile number: (617) 951-7050 Attention: Hemmie Chang, Esq.

     If to DHL, to:

DHL Aviation Legal Department c/o EAT, Building 3 Brussels National Airport B-1930 Zaventern, Belgium Facsimile number: +32 2 718 1520

DHL Express Karl-Legien-Strasse 186 53117 Bonn, Germany Facsimile number: +49 228 182 30405 Attention: Charles Graham

     Each Party may specify a different address or facsimile number by giving notice in accordance with this Section 13.1 to the other Party hereto.

13. Force Majeure
13.1	“Force Majeure Event” means acts or events not within the control of the Party bound to perform and which, by exercise of due diligence, such Party is unable to overcome. A Force Majeure Event includes acts of God, seizure, severe weather to the extent that it prevents aircraft operations in the relevant region or airport, strikes, labor stoppage, lockouts, or other industrial disturbances, acts of the public enemy, acts of terrorism, national emergency, war (including a call up and required performance of any of the Aircraft by U.S. authorities under the Civil Reserve Air Fleet (“CRAF”) or related government program, or for Air Mobility Command or CRAF flights), shutdown of airspace, embargoes, blockades, riots, epidemics, lightning, earthquakes, floods, tornadoes, explosions, failure of public utilities, and any other causes not within the control of the Party claiming such event. For the avoidance of doubt, a Force Majeure Event shall not include any mechanical breakdown of any aircraft, unless such mechanical breakdown is caused by a Force Majeure.

13.2	Upon occurrence of a Force Majeure Event, the affected Party shall give prompt notice to the other Party of such event. Upon giving such notice, and continuing during the period of a Force Majeure Event, all obligations of the Parties hereunder affected by such Force Majeure event shall be suspended until such event is no longer materially effecting the services to be rendered hereunder. The payment for all services provided up to the occurrence of Force Majeure Event shall not be effected by such event and shall be payable when due. If the performance of this Agreement either as a whole or affecting one or more Aircraft shall be materially prevented or delayed by reason of a Force Majeure Event for a period of more than thirty (30) days, then either Party shall have the option to terminate this Agreement in its entirety or with respect to the affected Aircraft, respectively, upon written notice to the other Party; provided, however, that DHL and Company shall take all commercially reasonable efforts to make alternative air transport capacity arrangements in order to avoid terminating this Agreement both in its entirety and with respect to the affected Aircraft, under this provision.
14. Governing Law
     This Agreement and the interpretation and performance hereof shall be governed by the Applicable Laws of the State of New York, USA, and each Party consents to New York as the exclusive jurisdiction and venue for any legal proceedings, and of the federal and state courts located in the State of New York, USA for enforcement action.
15. Miscellaneous
15.1	Relationship Between the Parties
     Each Party, in its performance under this Agreement, is and shall be engaged and acting as an independent contractor in its own separate business. Each Party shall retain complete and exclusive control over its personnel and operations and the conduct of its business. No Party, its officers, employees or agents shall in any manner make any representation or take any actions which may give rise to the existence of any employment, agency, partnership or other like relationship between the Parties hereunder. The employees, agents and independent contractors of each Party shall be and remain employees, agents and independent contractors of such Party for all purposes, and shall not be deemed to be employees, agents or independent contractors of the other Party. Neither Party shall have supervisory power or control over any employees, agents or independent contractors employed or engaged by the other Party (except that Company shall have supervisory control over all passengers or cargo attendants during any Company-operated flight, including any employees, agents or contractors of the other Party who are on board any such flight).
15.2	Entire Agreement; Amendments; Waivers
     This Agreement sets forth the entire agreement and understanding between the Parties as to the subject matter hereof, and as of the date of this Agreement merges and supersedes all prior discussions, agreements and understandings concerning the subjects covered by this Agreement. Unless expressly provided herein, this Agreement may not be changed or modified except by agreement in writing signed by both Parties. The waiver by either Party of performance of any term, covenant or condition of this Agreement in a particular instance shall not constitute a waiver of any subsequent breach or preclude such Party from thereafter demanding performance thereof according to the terms hereof.
15.3	Construction; Severability; Third Party Beneficiary
     This Agreement shall not be construed against the Party preparing it, but shall be construed as if both Parties jointly prepared it and any uncertainty or ambiguity shall not be interpreted against either Party. In the event that any one or more of the provisions of this Agreement shall be determined to be invalid, unenforceable, or illegal, such invalidity, unenforceability or illegality shall not affect any other provision of this Agreement and the Agreement shall remain in full force and effect and be construed as if such invalid, unenforceable or illegal provision had never been contained herein. The Parties shall undertake good faith consultations in order to replace any such invalid, unenforceable or illegal provision with a replacement provision intended to accomplish, as near as possible, the purpose and intent of the original such provision.
     This Agreement is for the benefit of Company and its stockholders, and AAWW may, upon a material default hereunder for which AAWW has given Company prior written notice of any action or remedy it requests Company take in accordance with this Agreement, and Company has not done so within sixty (60) days following receipt of such notices, enforce the rights of Company on behalf of Company under this Agreement. Subject to such enforcement right, the Parties hereto shall continue to have the ability to amend, waive and exercise all rights under this Agreement, and nothing herein shall affect the governance of Company under the direction of Company’s Board of Directors and management. Except as set forth in the prior sentence, (1) NO PERSON OR ENTITY, OTHER THAN COMPANY OR DHL, SHALL HAVE ANY RIGHTS, CLAIMS, BENEFITS OR POWERS UNDER THIS AGREEMENT AND THIS AGREEMENT SHALL NOT BE CONSTRUED OR INTERPRETED TO CONFER ANY RIGHTS, CLAIMS, BENEFITS OR POWERS UPON ANY THIRD PARTY and (2) THERE ARE NO THIRD-PARTY BENEFICIARIES OF THIS AGREEMENT.

15.4	Execution in Counterparts
     This Agreement may be executed in any number of counterparts (including by facsimile or electronic transmission), each of which shall be deemed to be an original, but all of which together shall constitute one binding agreement on the Parties, notwithstanding that not all Parties are signatories on the same counterpart.
15.5	Expenses
     Each of the Parties shall pay the fees and expenses of their own counsel, accountants or other experts, and all expenses incurred by such Party incident to the negotiations, preparation and execution of this Agreement.
15.6	Further Assurances
     From time to time, as and when requested by any Party to this Agreement, each other Party shall execute and deliver, or cause to be executed and delivered, all such documents and instruments, and shall take, or cause to be taken, all such further or other actions, as such other Party may reasonably deem necessary or desirable to carry out the intent of this Agreement.
15.7	Taxes
     Any and all payments due to the Company hereunder shall be free from, and DHL shall pay and hold the Company free and harmless from, any and all liability for any and all sales and/or use taxes, excise taxes and property taxes (including property taxes assessed based on frequency of operations, time in jurisdiction, time on ground, landings or otherwise), duties, fees, withholdings, value added taxes, or other similar assessments or charges, including any and all amount(s) of interest and penalties which may be or become due in connection therewith, imposed or withheld by any Governmental Entity, or other entity which may be or become due arising out of or resulting from the terms and conditions of this Agreement and payments hereunder, except for taxes levied on the income of the Company.
15.8	Confidentiality and Publicity
15.8.1	Each of the Parties shall treat as strictly confidential and shall not reproduce or use for its own purposes or divulge, or permit to be divulged, to others (i) all information and data obtained by or from the other Party in connection with this Agreement, or otherwise related to this Agreement, which is confidential or proprietary to one of the Parties, including its customers, customer lists, information and data relating to customers, operations, policies, procedures, techniques, accounts, computer programs and networks, and personnel (“Confidential Information”); and (ii) all information and data which are confidential or proprietary to a third party and which are in the possession or control of one of the Parties (“Third Party Confidential Information”). Each of the Parties shall limit access to the Confidential Information and Third Party Confidential Information to its employees having a need to know, and shall, upon reasonable notice from the other Party or upon termination of this Agreement, return to the other

Party all Confidential Information and Third Party Confidential Information in its possession in whatever form and on whatever medium embodied.

15.8.2	The Parties shall not knowingly, directly or indirectly, divulge, communicate or use to the detriment of the other Party, or for the benefit of any other Person(s), or misuse in any way, the Confidential Information or Third Party Confidential Information.

15.8.3	The Parties may disclose Confidential Information or Third Party Confidential Information:
15.8.3.1	to professionals engaged by a Party who has a legitimate need to review this Agreement, the Confidential Information or the Third Party Confidential Information, and only after such party agrees to be bound by this Article 15;

15.8.3.2	as may be required pursuant to subpoena, court order, or request of a Governmental Entity having jurisdiction over a Party;

15.8.3.3	with the consent of the other Party, which may be withheld in that Party’s discretion;

15.8.3.4	in an action or other proceeding to enforce or which otherwise concerns this Agreement; or

15.8.3.5	otherwise required by Applicable Law.
15.8.4	If a Party receives a subpoena, court order or governmental request calling for the disclosure of this Agreement, the Party shall notify the other Party to provide that Party with an opportunity to object to the requested disclosure. However, nothing herein shall require a Party to violate any subpoena, court order or governmental request for disclosure.

15.8.5	All inquiries from the press concerning the activities of Company or DHL or any of their Affiliate companies shall be referred to the Company’s or DHL’s spokesperson, as appropriate.
15.9	Waiver; Drafting and Review; Headings; Authority
     A waiver of any default (including an Event of Default) hereunder shall not be deemed a waiver of any other or subsequent default hereunder.
Each Party has had an opportunity to review this Agreement, with benefit of legal counsel of its own choosing if desired, and no adverse rule of construction or interpretation shall be applied against DHL or Company as the drafting Party of this Agreement.

Headings, as used herein, are added for the purpose of reference and convenience only, and shall in no way be referred to in construing the provisions of this Agreement.
Each signatory to this Agreement warrants and represents that such signatory has full authority and legal capacity to execute this Agreement on behalf of and intending to legally bind the Parties hereto.
Signature page follows

     IN WITNESS WHEREOF, this Blocked Space Agreement has been executed and delivered by the Parties hereto on the date first above written.

DHL NETWORK OPERATIONS (USA), INC.
By:	/s/ Jon E. Olin
	Name:	Jon E. Olin
	Title:	Executive Vice President, General Counsel and Secretary

POLAR AIR CARGO WORLDWIDE, INC.
By:	/s/ William J. Flynn
	Name:	William J. Flynn
	Title:	President and Chief Executive Officer

[Signature Page to the Blocked Space Agreement]

Attachment 1.1
Definitions
     “AAP” and/or “AMF” means a non-containerized lower-deck ULD beginning with stock numbers AAP or PLA.
     “AAWW” means Atlas Air Worldwide Holdings, Inc.
     “Action Plan” is defined in Section 7.2.
     “Additional Assured” is defined in Section 9.3.1.
     “Additional DHL Material” is defined in Section 2.7.2.
     “Additional Obligations” is defined in Section 5.4.5.
     “Affiliate” means, as to any specified Person, each Person directly or indirectly controlling, controlled by or under common control with such specified Person. For purposes of this definition, the term “control” (including the terms “controlling,” “controlled by” and “under common control with”) means the possession, direct or indirect, of the power to direct or cause the direction of the management and policies of a Person, whether through ownership of voting securities, by contract or otherwise.
     “Agreement” is defined in the Recitals and is further defined to mean this Agreement, as amended or supplemented by any amendments or supplements, and the Schedules, Exhibits and Attachments attached or referred to herein.
     “Aircraft” means six (6) 747-400F aircraft listed on Company’s Air Operator’s Certificate.
     “Aircraft Lease” means each of the following six aircraft leases:
     (1) DRY SUBLEASE AGREEMENT (MSN 30808) between Polar as sub-sublessor, and Company, as sub-sublessee.
     (2) DRY SUBLEASE AGREEMENT (MSN 30809) between Polar as sub-sublessor, and Company, as sub-sublessee.
     (3) DRY SUBLEASE AGREEMENT (MSN 30810) between Polar as sub-sublessor, and Company, as sub-sublessee.
     (4) DRY SUBLEASE AGREEMENT (MSN 30811) between Polar as sub-sublessor, and Company, as sub-sublessee.
     (5) DRY SUBLEASE AGREEMENT (MSN 30812) between Polar as sublessor, and Company, as sublessee.

     (6) DRY SUBLEASE AGREEMENT (MSN 32838) between Atlas Air, as sublessor, and Company, as sublessee.
The six aircraft leases listed above shall each constitute an “Aircraft Lease” as that term is defined in the Stock Purchase Agreement.
     “Aircraft Lessor” means either Atlas Air or Polar, as applicable.
     “Air Transportation Services” is defined in Section 2.5.
     “AKE” means a type of ULD that is a half width lower deck container with angle on one end and a canvas or solid door.
     “ALF” means a containerized lower-deck ULD beginning with stock numbers AAR, P1P, PAG or PAP.
     “Alternative Air Transportation Services” is defined in Section 2.5
     “AMA” means a 96 inch height containerized main-deck ULD beginning with stock numbers AMA.
     “AMD” means a ULD that is a contoured main deck upper container and has a canvas door and built-in net door straps.
     “AMJ” means a contoured and containerized main-deck ULD used to support MD11 operations.
     “Ancillary Agreements” means the following agreements:
     (a) the Flight Services Agreement among Atlas Air, Polar and Company;
     (b) the Aircraft sub-Dry Lease Agreements between Atlas Air and Company;
     (c) the Aircraft Wet Lease Agreements between Atlas Air and the Company;
     (d) the Shared Services Agreement between Atlas Air and Company; and
     (e) the General Sales & Services Agency Agreement between Atlas Air and Company.
     “Annual Minimum Volume Guarantee” is defined in Section 2.7.4.
     “Annual Reconciliation” is defined in Section 4.5.
     “Applicable Law” means, with respect to any Person, any U.S. federal, state or local or foreign law, statute, standard, ordinance, code, rule, regulation, resolution or promulgation, constitution, treaty, convention or any order issued by a Governmental Entity that is binding upon or applicable to such Person.

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     “Arrival Criteria for Network Services” is defined in Section 2.8.5.
     "“Assumption Expiration Date” is defined in Section 5.4.1.2.
     “ATA” is defined in Section 2.8.2.
     “ATD” is defined in Section 2.8.2.
     “Atlas Air” means Atlas Air, Inc.
     “Atlas Assumption” is defined in Section 5.4.6.
     “Atlas Lessee” is defined in Section 5.4.6.
     “BSA Commencement Date” means October 31, 2008 or such earlier date as DHL begins placing the DHL Material on services operated by the Company pursuant to the terms of this Agreement.
     “BSA Guarantee” the BSA Guarantee Agreement dated as of the date hereof by DP Guarantor, in favor of the Company.
     “Blocked Space Fee” is defined in Section 3.1.
     “Blocked Space Rates” is defined in Section 2.4.
     “Business” means the scheduled airport-to-airport air cargo transportation services conducted by Company.
     “Cancelled” is defined in Section 2.8.5.
     [*].
     [*].
     “Change of Control” means
(i)	any merger, consolidation or other business combination with or into any other entity, or any other similar transaction, whether in a single transaction or series of related transactions where: (a) following such transaction, the stockholders of AAWW immediately prior to such transaction in the aggregate cease to own less than [*] of the voting securities of the entity surviving or resulting from such transaction (or the ultimate parent thereof) (such ownership being based solely on the voting securities of AAWW owned by stockholders immediately prior to such event) or (b) any [*] or [*] becomes the beneficial owner of more than [*] of the voting securities of the entity surviving or resulting from such transaction (or the ultimate parent thereof);

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(ii)	any transaction or series of related transactions after which in excess of [*] of AAWW’s voting power is held by a [*] or [*]

(iii)	any sale, transfer, lease, assignment, conveyance, exchange, mortgage or other disposition, in one or a series of related transactions, of all or substantially all of the assets, property or business of AAWW to any third party, other than any transaction in the ordinary course of AAWW’s business involving aircraft; or

(iv)	if, during any period of [*], individuals who at the beginning of such period constituted the directors of AAWW (together with any new directors whose election by such directors or whose nomination for election by the stockholders of AAWW was approved by a vote of a majority of the directors of AAWW then still in office who were either directors at the beginning of such period or whose election or nomination for election was previously so approved and together with any directors who are Affiliates of DHL) cease for any reason to constitute a majority of the directors of AAWW then in office and such directors are replaced by Persons designated by a [*] or [*].
     “Claims” means any threatened, pending or completed third-party claim, demand, action, suit or proceeding, whether civil, arbitral, criminal, administrative, or investigative, and whether formal or informal.
     “COC Termination Period” is defined in Section 5.3(a).
     “Company” is defined in the Recitals.
     “Company Indemnified Parties” is defined in Section 8.2.
     “Confidential Information” means all information and data obtained by or from the other Party in connection with this Agreement, or otherwise related to this Agreement, which is confidential or proprietary to one of the Parties, including its customers, customer lists, information and data relating to customers, operations, policies, procedures, techniques, accounts, computer programs and networks, and personnel.
     “Contingency Plan” is defined in Section 2.5.
     “Contractual Obligation” means, with respect to any Person, any written contract, agreement, deed, mortgage, lease, license, indenture, note, bond or other documents or instrument to which or by which such Person is legally bound.
     “Control” or “Controlled” shall be construed as defined under the Securities Act of 1933 or the Securities Exchange Act of 1934 as promulgated by the U.S. Securities Exchange Commission and from time to time in effect.
     “Core Network” is defined in Section 2.1.

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     “Core Service” is defined in Section 2.2
     “CRAF” is defined in Section 13.1.
     “Damage” means any loss, cost (including reasonable legal fees and expenses), damage, expense, action, suit, proceeding, judgment, claim, fine, amount paid in settlement, obligation or other liability of any nature whatsoever, whether joint or several (including, without limitation, all fees and expenses incurred by an Indemnified Party in establishing the right to indemnification hereunder).
     “Departure Criteria” means the Departure Criteria for ACMI Services and the Departure Criteria for Network Services.
     “Departure Criteria for ACMI Services” is defined in Section 2.8.3.
     “Departure Criteria for Network Services” is defined in Section 2.8.4.
     “DHL” is defined in the Recitals.
     “DHL Assumption” is defined in Section 5.4.1.2.
     “DHL Assumption Notice” is defined in Section 5.4.1.2.
     “DHL Blocked Space” is defined in Section 2.3.
     “DHL Lessee” is defined in Section 5.4.1.2.
     “DHL Material” means any and all of the air cargo products of DHL and its subsidiary or Affiliated companies, and makes no distinction between the products that DHL offers to its customers in regard to: price, speed, size, commodity, service commitment, or traffic documentation of those products whatsoever. For the avoidance of doubt “DHL Material” shall have the broadest possible meaning with regard to any and all materials capable of air transport.
     “DHL Core Material” means air express materials that constitute DHL’s principal express business and that are usually carried under a DHL house airway bill.
     “DHL Indemnified Parties” is defined in Section 8.1.
     “Dispute” means any genuine disagreement between the Parties arising out of a Party’s performance under this Agreement.
     “DOT” means the United States Department of Transportation.
     “DP Guarantor” means Deutsche Post AG, a corporation organized under the laws of Germany.
     “Event of Default” is defined in Section 5.2.
     “Existing Sublease” is defined in Section 5.4.1.2.

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     “FAA” means the United States Federal Aviation Administration.
     “FARs” is defined in Section 6.5.
     “Flight” is defined in Section 2.2.
     “Force Majeure Event” Is defined in Section 13.1.
     “Full Service Failure” is defined in Section 2.8.5.
     “Gap Period” is defined in Section 5.4.1.3.
     “Gap Period Payment” is defined in Section 5.4.1.3.
     “Governmental Entity” means any U.S. or non-U.S. federal, state or local government, court, board, commission, regulatory or administrative agency or any department, bureau, branch or other subdivision of any of the foregoing.
     “Ground Handling Criteria” means those criteria set forth in Section 2.8.6.
     “Holiday” means a day fixed by Applicable Law or custom on which ordinary business is suspended in commemoration of some event or in honor of some Person in a jurisdiction relevant to the Core Network.
     “IATA” is defined in Section 2.7.1.1.
     “ICAO” means the International Civil Aviation Organization.
     “Independent Services” is defined in Section 2.11.
     “Leases” is defined in Section 5.4.1.2.
     “Level 1 Arrival Time” is defined in Section 2.8.5.
     “Level 2 Arrival Time” is defined in Section 2.8.5.
     “Liquidated Damages” is defined in Section 5.4.1.1.
     “Liquidated Damages Payment” is defined in Section 5.4.1.1.
     “Management Escalation Procedure” is as set forth in Section 7.
     “Maintenance Program” means a maintenance program approved by the relevant civil aviation authority for the Aircraft in accordance with the manufacturer’s specifications, including servicing, testing, preventative maintenance, repairs, structural inspections, system checks, overhauls, approved modifications, service bulletins, engineering orders, airworthiness directives, corrosion control, inspections and treatments.
     “Measurement Period” is defined in Section 2.8.2.

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     “Monthly Charges” is defined in Section 4.2.
     “MOP” is defined in Section 2.9.2.
     “Net Cost of the Core Network” is defined in Attachment 3.2.
     “New Subleases” is defined in Section 5.4.1.2.
     “OFAC” is defined in Section 6.7(c).
     “On-time” is defined in Section 2.8.4.
     “On-Time Level 1 Arrival” is defined in Section 2.8.5.
     “Operations Council” is defined in Section 7.2.
     “Over Pivot” is defined in Section 3.3.
     “Pallet” means any of the IATA defined ULDs including, but not limited to, PMC, PAG and P1P.
     “Partial Service Failure” is defined in Section 2.8.5.
     “Party” and “Parties” are defined in the Recitals.
     “Performance Report” is defined in Section 2.8.2.
     “Person” means any individual or corporation, association, partnership, limited liability company, joint venture, joint stock or other company, business trust, organization, Government Entity or other entity of any kind.
     “Polar” means Polar Air Cargo LLC.
     “Put/Call Agreement” is defined in Section 5.1.
     “Regulations” means any Applicable Law or regulation (including any internal corporate regulation), official directive, or recommendation, mandatory requirement that applies to a Party, the Aircraft or the operation of the Core Network under this Agreement.
     “Related Lease Documents” is defined in Section 5.4.1.2.
     “Replacement Guarantee” is defined in Section 5.5.
     “Required Insurance” is defined in Section 9.
     “Responsible Managers” is defined in Section 7.1.
     “Rules” is defined in Section 7.4.

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     “SABLE Licensing Agreement” is defined in Section 2.9.3.
     “Schedule” is defined in Section 2.2.
     “Scheduled On-Time” is defined in Section 2.8.5.
     “Section 2.8.7.2 Dispute” means any Dispute between the Parties about whether an Event of Default has occurred pursuant to Section 2.8.7.2.
     “Section 2.8.7.3 Dispute” means any Dispute between the Parties about whether an Event of Default has occurred pursuant to Section 2.8.7.3.
     “Sector” means an origin, destination pair regardless of intermediate points or stops. A Sector may comprise more than one flight.
     “Service Failure” is defined in Section 2.8.4.
     “SLU” means a shipper loaded unit; i.e., a ULD containing cargo loaded by the shipper and tendered to the operating carrier already packaged for air transportation.
     “STA” is defined in Section 2.8.2.
     “STD” is defined in Section 2.8.2.
     “Term” is defined in Section 5.1.
     “Termination for Convenience” is defined in Section 5.1.
     “Third Party Confidential Information” means all information and data which are confidential or proprietary to a third party and which are in the possession or control of one of the Parties.
     “Transportation Security Administration” means the United States Transportation and Security Administration.
     “Twice-monthly Payment” is defined in Section 4.1.
     “ULD” means a unit load device; i.e., a unit in which cargo is bulk loaded and subsequently loaded as a unit into an aircraft.
     “[*] Fee” is defined in Section 3.2.

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